Exhibit 10.B(iv)

CORP.

EMPLOYMENT AGREEMENT (MANAGEMENT)

SCHUMAN	ALLAN	L.
Employee’s Last Name	First Name	Middle Initial

Ecolab Inc.’s (“Ecolab”) business is highly competitive and Ecolab has invested considerable sums of money in developing products, equipment, training programs, sales programs, technical service programs and account records for the proper servicing of its customers.  You are employed by Ecolab in a management position where you have an opportunity to help shape, supervise and carry out strategic business plans and opportunities for Ecolab.  You acknowledge that this Agreement is a condition of eligibility for the Management Incentive Bonus Program or equivalent plan; you will not receive a bonus under such program without signing this Agreement.  While employed with Ecolab, you have and will continue to receive valuable training and have been and will be entrusted with sensitive, confidential information about Ecolab.  In return, you agree not to use this training and information to unfairly compete against Ecolab.  You also agree that the restraints imposed by this Agreement are reasonable and necessary to protect Ecolab’s business and the jobs of other Ecolab employees.

Therefore, in consideration of the covenants and agreements contained herein, you and Ecolab agree as follows:

1.                                       Ecolab will employ you in a management position for such period of time and for such compensation, including salary and employee benefits, as may be mutually agreeable to both parties.  Both Ecolab and you shall have the right to terminate the employment at any time, and your employment shall be, at all times, terminable at will.

2.                                       Ecolab will train you in your particular management position and will provide you with special techniques and information, including Confidential Information, which Ecolab believes will be helpful and necessary to the performance of your duties.  For the purposes of this Agreement, “Confidential Information” means information and trade secrets not generally known about Ecolab’s business such as, but not limited to, unpublished financial data, marketing, financial or other plans, customer or vendor lists, sales reports, price lists, blueprints, formulae, manufacturing processes, inventions and other proprietary data.

3.                                       You will not at any time, both during and after employment by Ecolab, communicate or disclose to any person, firm or corporation, or use for your benefit or for the benefit of any other person, firm or corporation, directly or indirectly, any of Ecolab’s Confidential Information acquired by you while employed by Ecolab.

4.                                       You will not accept any other full or part-time employment to be performed in whole or in part while still employed by Ecolab without first notifying Ecolab of the nature and location of such other employment and the name of such other employer.  You will not accept any such employment if it in any way interferes with the performance of your duties to Ecolab or represents an unreasonable risk of compromising Confidential Information.

5.                                       During your employment with Ecolab, you agree not to plan, organize or engage in any business competitive with any product or service marketed or planned for marketing by Ecolab or participate with or assist others to do so.

6.                                       Subject to the provisions of Paragraph 7, you are free at any time to leave the employment of Ecolab upon proper notice and, subject to the limitations set forth herein, accept any job that utilizes your general education and skills except one that would create an unreasonable risk of compromising Ecolab’s Confidential Information.

7.                                       For a period of one (1) year after termination of your employment with Ecolab:

(a)                                  If your new employer could be construed as a Conflicting Organization, you will inform your new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy.

(b)                                 You will not render services, directly or indirectly, to any Conflicting Organization, except that you may accept employment with a Conflicting Organization whose business is diversified and which, as to that part of its business in which you will be employed, is not a Conflicting Organization, provided that Ecolab, prior to your beginning such employment, receives separate written assurances satisfactory to Ecolab from such Conflicting Organization and from you stating that you will not render services, directly or indirectly in connection with any Conflicting Product or Service for the one (1) year noncompete period.

(c)                                  You will not hire or induce, attempt to induce or in any way assist or act in concert with any other person or organization in hiring, inducing or attempting to induce any employee or agent of Ecolab to terminate such employee’s or agent’s relationship with Ecolab.

(d)                                 You will not service, sell, solicit the sale of, or accept orders for any Conflicting Product or Service to any customer of Ecolab (i) with whom you, or employees who you supervised did business or attempted to business or (ii) for which you provided Ecolab with counsel or advice or, management assistance or (iii) whose account was supervised by you or (iv) which formed the basis in whole or part of the compensation you earned, at anytime during the twelve (12) month period immediately preceding the termination of your employment.

8.                                       For the purposes of this Agreement, a “Conflicting Product or Service” means any product or process of, or service by, any person or organization other than Ecolab, in existence or under development, which is the same as or similar to or improves upon or competes with a product or process of, or service rendered by, Ecolab (a) which you either worked on, performed services related to or sold during your last twelve (12) months of employment by Ecolab; or (b) about which you acquired Confidential Information as a result of your employment by Ecolab.  A “Conflicting Organization” means any person or organization (including one owned in whole or in part by you) which is engaged in or is about to become engaged in the research on, or the development, production, marketing or sale of, or consulting pertaining to, a Conflicting Product or Service.

9.                                       You will fully and promptly communicate to Ecolab in writing all inventions, improvements, devices, processes, treatments, formula, and compounds, whether patentable or not (hereinafter “Inventions”) which are first conceived or first reduced to practice by you, whether individually or jointly with others, during your employment and which pertain to Ecolab’s business.  Inventions shall be deemed to pertain to Ecolab’s business if they relate to any business in which Ecolab is actively engaged, to any business in which Ecolab is conducting research or considering conducting research and development, or to any business which is directly related to any work actually assigned to you by Ecolab.  All such Inventions shall be the sole and exclusive property of Ecolab and you hereby assign all right, title and interest in and to such Inventions to Ecolab.  Any Inventions, which relate to the business of Ecolab, first disclosed by you to anyone within one (1) year after termination of your employment with Ecolab shall be deemed to have been first conceived by you during your employment with Ecolab.  The provisions of this paragraph shall not apply to an Invention for which no equipment, supplies, facilities or trade secret information of Ecolab was used and which was developed entirely on your own time and (1) which does not relate to Ecolab’s business or development, or (2) which does not result from any work performed by you for Ecolab.

10.                                 You will keep and maintain adequate and current written records of all Inventions at all stages of development, in the form of notes, sketches, drawings and reports relating thereto.  All such records shall be and remain the property of Ecolab at all times.  Upon termination of employment, you agree to return all such records to Ecolab and shall not keep copies of such records.  You will also, during and after your employment by Ecolab, at the request of Ecolab, assist Ecolab in every way proper to obtain and to vest in it title to patents on such Inventions in all countries by executing and delivering all documents necessary or desirable to accomplish such end.  If Ecolab becomes involved in any litigation, arbitration proceeding or any administrative proceeding that requires your assistance, you will cooperate with Ecolab both during and after your employment and will render such assistance and advice to Ecolab as Ecolab may deem necessary or desirable.  Ecolab will reimburse you for all expenses reasonably incurred by you in performing the acts for Ecolab described in this paragraph and if you are no longer employed by Ecolab at the time, Ecolab shall compensate you at an hourly rate commensurate with your then current rate of salary.

11.                                 Upon termination of your employment, you will immediately return in good order all Ecolab property including but not limited to all Confidential Information in tangible form.  You shall also immediately return all credit cards, keys, automobiles and any other Ecolab property in your possession.

12.                                 All of the provisions of the Agreement which are to be effective following termination of your employment, shall be effective whether or not such termination was voluntary or involuntary.  You warrant that prior to entering into this Agreement you have disclosed to Ecolab any agreements with any previous employers which would prevent you from performing any duties for Ecolab.

13.                                 This Agreement shall not become effective or be binding upon you and Ecolab until accepted on behalf of Ecolab by the signature hereon of a corporate, group or division officer of Ecolab in St. Paul, Minnesota.  This Agreement supersedes any previous agreements between you and Ecolab, written or oral, relating to this subject matter and may be amended or modified only by a writing signed by you and a corporate, group or division officer of Ecolab.  Notwithstanding the previous sentence, should a court of competent jurisdiction invalidate or find unenforceable the noncompetition provision(s) of this Agreement, the next most recent agreement between you and Ecolab containing noncompetition provision(s), if any, shall remain in full force and effect.

14.                                 This Agreement shall be considered as made in the State of Minnesota, and shall be governed by the laws of the State of Minnesota.  All references to Ecolab shall be construed to include subsidiaries and affiliates of Ecolab.  If any of the provisions of this Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate any of the other provisions of this Agreement.  The provision held to be invalid or unenforceable shall be deemed modified to the minimum extent necessary to make that provision consistent with applicable law, and in its modified form, that provision shall then be enforceable.

15.                                 If a court of competent jurisdiction determines that the non-competition restrictions of this Agreement are too broad as to ither time or other terms, then such restrictions shall be enforced to the full extent permitted by law as determined by said court.  In any successful proceeding brought to enforce Ecolab’s rights under this Agreement, Ecolab shall recover court costs and reimbursement of Ecolab’s attorney’s fee and disbursements.  These damages are in addition to any other relief, including injunctive relief, to which Ecolab may be entitled.

ECOLAB INC.		I HAVE CAREFULLY READ, UNDERSTAND AND AGREE TO ALL OF THE TERMS OF THIS AGREEMENT.
By:	/s/ Diana Doshan Lewis

Title:	V.P. – Human Resources	/s/ Allan L. Schuman
(Employee’s Signature)

Date:	December 19, 1994	Date:	December 19, 1994